Exhibit 99.1


THE SOUTH FINANCIAL GROUP

                                                           102 South Main Street
                                                           Greenville, SC  29601
                                                                    864.255.4919

NEWS RELEASE

DATE:             August 22, 2002

RELEASE TIME:     Immediate


            THE SOUTH FINANCIAL GROUP AND RHBT FINANCIAL CORPORATION
                       ANNOUNCE ASSET PURCHASE AGREEMENT

         GREENVILLE, SC and ROCK HILL, SC - The South Financial Group, Inc. (Nasdaq: TSFG) and RHBT Financial Corporation (Nasdaq: RHBT) today announced the signing of a non-binding letter of intent contemplating the acquisition of substantially all of the assets and deposits of Rock Hill Bank & Trust, which is the wholly-owned banking subsidiary of RHBT Financial Corporation. Rock Hill Bank & Trust operates three branches in York County, including two in Rock Hill and one in Fort Mill, South Carolina, and has total deposits of approximately $213 million.

         In connection with this acquisition, The South Financial Group would issue 430,017 shares of common stock which, based on Wednesday's closing price of $20.01, would represent approximately $5.00 per share for each RHBT common stock. In addition, TSFG would agree to issue stock in the future in an earnout in an amount equal to 30% of recoveries associated with certain charged-off loans and 50% of net amounts recovered under RHBT's blanket bond. The South Financial Group is the largest shareholder of RHBT owning 382,500 shares, or approximately 22% of RHBT's outstanding stock. Because of this ownership position, 94,577 of the 430,017 shares would revert to TSFG and be cancelled (resulting in a net issuance of 334,440 shares).

Consummation of any transaction would remain subject to a number of conditions, including entry into a definitive agreement and regulatory approvals.

"Expanding our presence in the Rock Hill area is consistent with our goal of increasing shareholder value by operating in superior markets," said Mack I. Whittle, Jr., President and Chief Executive Officer of The South Financial Group. "With Rock Hill Bank & Trust's deposits, we would have the third largest market share position with 15% of the deposits in York County. We will carefully structure our agreement to build on Rock Hill Bank & Trust's valuable customer base and market presence while simultaneously providing maximum protection for our shareholders. We view the proposed agreement as a purchase of three branch offices in an outstanding, high-growth market, which would be immediately accretive to earnings."

On July 3, 2002, RHBT Financial Corporation announced the termination of Rock Hill Bank & Trust's President in connection with commercial loan irregularities. The Federal Deposit Insurance Corporation and state banking regulators have been assisting RHBT in its investigation. Earlier this week, RHBT filed its Form 10-Q with the Securities and Exchange Commission and reported loan charge-offs and an additional provision for loan losses totaling approximately $19.7 million. It also noted that the FDIC's loan review was ongoing.

Herman E. "Butch" Honeycutt, Chief Executive Officer of RHBT Financial Corporation, said, "We are in a very difficult situation and believe that an agreement with The South Financial Group is, by far, the best alternative for our shareholders and customers. Our customers will benefit from Carolina First Bank's focus on flexible, personalized customer service and a broader range of financial services." Our shareholders will benefit from becoming part of a growing banking institution which has a strong focus on South Carolina.

Based on the current price of TSFG common stock, the transaction is valued at approximately $8.6 million (excluding the earnout and shares which will revert to TSFG) and represents a 6.0% core deposit premium. The South Financial Group currently estimates cost savings of approximately 25% of 2002 annualzied noninterest expenses. The transaction is expected to be immediately accretive to The South Financial Group's earnings.

The South Financial Group, headquartered in Greenville, South Carolina, is a financial services company with $6.2 billion in total assets and 91 branch offices in South Carolina, Florida, and North Carolina. It operates two subsidiary banks: Carolina First Bank and Citrus Bank. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina, North Carolina, and on the Internet under the brand name, Bank CaroLine. Citrus Bank operates in Florida, principally in the Jacksonville and Orlando markets. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may be found at The South Financial Group's web site: www.thesouthgroup.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These statements, as well as other statements that may be made by management in the conference call, include, but are not limited to, the estimates of cost savings, projected earnings, merger-related charges, and potential liabilities. However, these forward-looking statements are not guarantees of future performance, and actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks related to: our ability to achieve, manage or maintain growth and execute our business strategy successfully; our ability to close the proposed transaction and integrate the assets and liabilities of Rock Hill Bank & Trust into our business; and various other factors discussed in detail in our filings with the SEC. For a discussion of certain other factors that may cause such forward-looking statements to differ materially from our actual results, see The South Financial Group's Annual Report on Form 10-Q for the quarter ended June 30, 2002.



CONTACTS:   William S. Hummers III, Executive Vice President, (864) 255-7913
            Mary M. Gentry, Treasurer, (864) 255-4919

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